Exhibit 99.4

LivingSocial Korea, Inc.
Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011

LivingSocial Korea, Inc.
Index
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

Audited Consolidated Financial Statements	Page(s)
Independent Auditor's Report	1
Consolidated Balance Sheets	2
Consolidated Statements of Operations	3
Consolidated Statements of Comprehensive Loss	4
Consolidated Statements of Cash Flows	5-6
Consolidated Statements of Stockholder's Equity	7
Notes to Consolidated Financial Statements	8-26

Independent Auditor's Report
To the Board of Directors and Stockholder of LivingSocial Korea, Inc.
We have audited the accompanying consolidated financial statements of LivingSocial Korea, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholder's equity and cash flows for the year ended December 31, 2012 and for the period from date of inception (July 1, 2011) through December 31, 2011.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor's Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LivingSocial Korea, Inc. and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for the year ended December 31, 2012 and for the period from date of inception (July 1, 2011) through December 31, 2011 in accordance with accounting principles generally accepted in the United States of America.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
December 23, 2013

LivingSocial Korea, Inc.
Consolidated Balance Sheets
As of December 31, 2012 and 2011
_____________________________________________________________________________________

(in thousands, except unit data)	As of	As of
	December 31,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$11,109	$6,044
Accounts receivable, net	12,188	9,473
Other current assets	2,535	2,020
Total current assets	25,832	17,537
Property and equipment, net	5,182	3,232
Intangible assets, net	52,359	80,024
Other noncurrent assets	3,030	1,794
Goodwill	50,557	46,561
Total assets	$136,960	$149,148

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,256	$8,411
Merchants payable	44,219	23,352
Accrued expenses	29,750	4,082
Due to related party	21,886	15,067
Other current liabilities	472	620
Total current liabilities	101,583	51,532
Deferred tax liability, net	—	7,971
Other noncurrent liabilities	3,857	6,944
Total liabilities	105,440	66,447

Commitments and contingencies (Note 11)

Stockholder's equity
Share capital (1,413,593 units (₩5,000 par value) outstanding at December 31, 2012 and 2011)	276,113	239,050
Accumulated deficit	(128,989)	(33,570)
Investment in shares of Parent, at cost	(115,439)	(118,627)
Accumulated other comprehensive loss	(165)	(4,152)
Total stockholder's equity	31,520	82,701
Total liabilities and stockholder's equity	$136,960	$149,148

The accompanying notes are an integral part of these consolidated financial statements

LivingSocial Korea, Inc.
Consolidated Statements of Operations
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
______________________________________________________________________________________________________

(in thousands)		Period from
	Twelve Months Ended	Date of Inception through
	December 31,	December 31,
	2012	2011

Revenue
Deals	$71,101	$11,769
Products	3,300	—
Other	2,449	446
Total revenue	76,850	12,215
Operating expenses
Costs of revenue (exclusive of depreciation and amortization)	25,032	5,545
Costs of goods sold (exclusive of depreciation and amortization)	1,808	—
Marketing expenses	19,803	9,601
Selling, general and administrative expenses	101,002	22,817
Depreciation and amortization	34,653	11,859
Acquisition related	—	975
Total operating expenses	182,298	50,797
Operating loss	(105,448)	(38,582)
Interest expense, net	(1,370)	(217)
Other (expense) income, net	3,125	(526)
Net loss before benefit from income taxes	(103,693)	(39,325)
Benefit from income taxes	(8,274)	(5,755)
Net loss	$(95,419)	$(33,570)

The accompanying notes are an integral part of these consolidated financial statements

LivingSocial Korea, Inc.
Consolidated Statements of Comprehensive Loss
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

(in thousands)		Period from
	Year Ended	Date of Inception through
	December 31,	December 31,
	2012	2011

Net loss	$(95,419)	$(33,570)
Other comprehensive income (loss)
Foreign currency translation adjustments	3,987	(4,152)
Comprehensive loss	$(91,432)	$(37,722)

The accompanying notes are an integral part of these consolidated financial statements

LivingSocial Korea, Inc.
Consolidated Statements of Cash Flows
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

(in thousands)		Period from
	Year Ended	Date of Inception through
	December 31	December 31,
	2012	2011

Operating activities
Net loss	$(95,419)	$(33,570)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	34,653	11,859
Unrealized foreign currency transaction gains	(941)	(33)
Change in fair value of contingent consideration	—	(3,619)
Stock-based compensation	37,984	9,286
Deferred tax benefit	(8,545)	(6,000)
Provision for refunds and loyalty awards	23,061	1,309
Change in assets and liabilities:
Accounts receivable	(1,829)	(7,065)
Prepaid expenses and other current assets	(1,545)	386
Other non current assets	(1,339)	1,444
Accounts payable	(1,349)	4,033
Accrued expenses	17,367	382
Other liabilities	(2,590)	6,861
Net cash provided by (used in) operating activities	(492)	(14,727)

Investing activities
Purchases of property and equipment and capitalized software	(3,274)	(1,487)
Cash paid for business acquisition, net of cash acquired	608	(24,277)
Change in restricted cash	321	—
Net cash provided by (used in) investing activities	(2,345)	(25,764)

Financing activities
Net proceeds on parent working capital loan	7,760	14,092
Investment by Parent	—	32,625
Payment to acquire remaining shares of noncontrolling interest	(400)	—
Payment of deferred consideration	(541)	—
Net cash provided by financing activities	6,819	46,717

Effect of exchange rate changes on cash and cash equivalents	1,083	(182)
Net increase in cash and cash equivalents	5,065	6,044

Cash and cash equivalents
Beginning of period	6,044	—
End of period	$11,109	$6,044

The accompanying notes are an integral part of these consolidated financial statements

Non-cash investing and financing activities
Issuance of Parent common stock for acquisition	$(2,567)	$(76,337)
Parent loan contributed to capital, net	$(590)	$167,388
Capitalized stock-based compensation	$290	$—

Supplemental cash flow information
Cash paid for interest	$345	$—

The accompanying notes are an integral part of these consolidated financial statements

LivingSocial Korea, Inc.
Consolidated Statements of Stockholder's Equity
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

(in thousands)	Share capital	Investment in shares of Parent	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholder's equity

Balance at inception	$—	$—	$—	$—	$—
Net loss	—	—	(33,570)	—	(33,570)
Parent shares contributed	29,751	(194,964)	—	—	(165,213)
Initial contribution of cash from Parent	32,625	—	—	—	32,625
Parent shares delivered to purchase TMON	—	76,337	—	—	76,337
Foreign currency translation	—	—	—	(4,152)	(4,152)
Parent loan contributed to capital, net	167,388	—	—	—	167,388
Stock-based compensation	9,286	—	—	—	9,286
Balance at December 31, 2011	$239,050	$(118,627)	$(33,570)	$(4,152)	$82,701

Net loss	—	—	(95,419)	—	(95,419)
Parent shares forfeited	(621)	621	—	—	—
Parent shares delivered to purchase TMON	—	2,567	—	—	2,567
Foreign currency translation	—	—	—	3,987	3,987
Return of contribution to Parent	(590)	—	—	—	(590)
Stock-based compensation	38,274	—	—	—	38,274
Balance at December 31, 2012	$276,113	$(115,439)	$(128,989)	$(165)	$31,520

The accompanying notes are an integral part of these consolidated financial statements

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

1.    Summary of Business
LivingSocial Korea, Inc. ("LivingSocial-Korea" or the "Company"), through its wholly-owned subsidiary Ticket Monster Inc. ("TicketMonster") is a provider of e-commerce deals, primarily in the Republic of Korea.
The Company's business consists of "Deals," "Products" and other offerings. The Company uses email, the Internet, mobile devices, social networks and other forms of media to promote its offerings. Deals represent discounted goods and services offered to the Company's subscribers on behalf of its merchant partners, who are responsible for providing the product or service to the consumer. Products represent tangible goods sold directly to subscribers, where the Company is the primary obligor.
The Company was established by LivingSocial, Inc. ("LivingSocial" or the "Parent") on July 1, 2011 and acquired TicketMonster (see Note 3) on September 16, 2011. The accompanying consolidated financial statements are presented for the period from the date of inception (July 1, 2011) through December 31, 2011, or the "2011 Period") and for the year ended December 31, 2012.
Liquidity and Capital Resources
Since its inception in 2011, the Company has incurred significant losses from operations. As of September 30, 2013, the Company had cash and cash equivalents of $15.1 million (unaudited) and had a working capital deficit of $74.6 million (unaudited). The Company has relied on its Parent for funding its working capital requirements. In November 2013, the Parent entered into an agreement to sell the Company to Groupon, Inc., and the sale is expected to close in January 2014.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations and potential other funding sources to meet the Company's obligations as they become due. The Company's operating assumptions and projections reflect management's best estimates of future operating activity; however, these assumptions and projections are subject to risks and uncertainties. The ability to generate cash flow from operations in the future will be subject to general economic, financial, competitive, and other factors, many of which are beyond the Company's control. Management believes the going concern basis is appropriate for the accompanying consolidated financial statements based on its current operating plan into 2014. In addition, management has the intent and ability to take additional actions to continue as a going concern.
2.    Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The Company has prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The accompanying consolidated financial statements include the accounts of the Company and its majority owned and controlled subsidiaries. All intercompany transactions and balances between the Company and its subsidiaries have been eliminated, and net income not attributable to the Company has been allocated to noncontrolling interests when material.
The accompanying consolidated financial statements include all of the relevant assets, liabilities, revenues and expenses attributable to LivingSocial-Korea's operations. These financial statements do not include any corporate assets or liabilities of LivingSocial which cannot be specifically identifiable to LivingSocial-Korea. LivingSocial allocates certain general and administrative costs of the corporate function to the Company. These services include finance and accounting, executive

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

office, compensation and benefits management, insurance, legal, tax planning and audit, and treasury, and are allocated using methods based on benefits provided to the Company.
Foreign Currency
The Company's functional and reporting currency is the United States dollar. The functional currency of its wholly owned subsidiaries is the subsidiaries' local currency. Assets and liabilities of subsidiaries are translated into United States dollars based on exchange rates at the end of the reporting period. Income and expense items are translated at the average exchange rates prevailing during the reporting period. Translation adjustments for subsidiaries that have not been sold, substantially liquidated or otherwise disposed of are accumulated in other comprehensive income (loss), a component of stockholder's equity. Foreign currency translation adjustments are the sole component of accumulated other comprehensive loss at December 31, 2012 and 2011. Foreign currency transaction gains and losses, excluding gains and losses on intercompany balances where there is no current intent to settle such amounts in the foreseeable future, are included in the determination of net loss. The gains associated with foreign currency transactions were approximately $2.2 million and $0.01 million for the year ended December 31, 2012 and the 2011 Period, respectively.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. In the accompanying consolidated financial statements, estimates are used for, but not limited to, stock-based compensation, allowance for doubtful accounts, income taxes, acquired goodwill and intangible assets and their useful lives, recoverability of goodwill and other long-lived assets, refunds, contra revenue, loyalty rewards, contingent consideration, contingent liabilities, corporate expense allocations, and the depreciable lives of fixed assets. Actual results could differ materially from those estimates.
Fair Value
The consolidated balance sheets include various financial instruments (primarily cash equivalents, contingent consideration, and deferred consideration) that are recorded at fair value. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. The Company's financial instruments that are not carried at fair value include restricted cash, prepaid expenses and other current assets, deposits, accounts receivable, accounts payable, merchants payable, accrued expenses, and other current liabilities. The carrying value of these assets and liabilities approximate their fair values due to their short-term nature. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:
Level 1 defined as observable inputs such as quoted prices in active markets for identical assets;
Level 2 defined as observable inputs other than Level 1 prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3 defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
See Note 9 for additional information regarding fair value.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. While the Company maintains its cash and cash equivalents with financial institutions with high credit ratings, it often maintains these deposits in federally insured financial institutions in excess of federally insured limits. Accounts receivable include funds owed to the Company by a limited number of payment processors.
Cash, Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The cash and cash equivalents balances at December 31, 2012 and 2011 consisted of cash deposited in institutional money market mutual funds and regular interest bearing and noninterest bearing depository accounts with commercial banks.
The Company's restricted cash balances as of December 31, 2012 and 2011 were $0.1 million and $0.4 million, respectively, related primarily to letters of credit for facility leases and other collateral related to payment processing. Restricted cash is included in "Other noncurrent assets" in the accompanying consolidated balance sheets.
Accounts Receivable
Accounts receivable primarily represents the net cash due from the Company's credit card and other payment processors for cleared transactions as well as cash due from merchants. When necessary, the carrying amount of the Company's receivables is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. The allowance is based on historical experience and specific risks identified in collection matters. The Company's allowance for doubtful accounts was $1.8 million and $0.4 million at December 31, 2012 and December 31, 2011, respectively.
Property and Equipment
Property and equipment is carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the following estimated useful lives:

Computer equipment	1-3 years
Office furniture and equipment	3-7 years
Software	3 years
Leasehold improvements	shorter of useful life or remaining lease term
The Company periodically reviews the depreciation method, useful lives and estimated salvage value of its property and equipment and revises those estimates as necessary. Repairs and maintenance costs are expensed as incurred.
Internally Developed Software
Costs related to the design or maintenance of internally developed software are expensed as incurred. Costs incurred in the application development stage to develop software applications for internal use are capitalized and amortized over the estimated useful lives of the software once placed in service. The Company capitalized $1.0 million of costs associated with internally developed software in the year ended December 31, 2012 (none in the 2011 Period). Amortization of capitalized amounts was $0.1 million in 2012.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

Inventory
Inventory is primarily accounted for using the specific identification method. Inventory is valued using direct costs of the products, along with allocated overhead costs when material, and is carried at the lower of cost or current market value. Selling expenses, which do not include shipping and overhead, are reported as period costs and are excluded from inventory costs. Inventory is classified as "Other current assets" on the consolidated balance sheets.
Intangible Assets
Intangible assets are definite lived intangible assets generated from business combinations and are carried at cost less accumulated amortization. Amortization is calculated over the estimated useful lives (see Note 3). The Company applies an accelerated method of amortization to reflect an estimated pattern of economic benefit received from the subscriber relationships intangible asset. The remaining intangible assets are amortized using the straight-line method over their estimated useful lives as patterns of economic benefit cannot be reliably determined.
Impairment of Long-lived Assets
The Company assesses its long-lived assets for impairment when indicators of potential impairment are present. If impairment indicators are present, recoverability of assets is measured by comparing the carrying values of the assets to the future undiscounted cash flows expected to be generated by the assets. Any impairment loss would be measured as the excess of the assets' carrying values over their fair values. Fair value is based on market prices, when available, or the use of various other valuation techniques, including discounted cash flows.
Impairment of Goodwill
Goodwill is the excess of the acquisition cost of businesses over the fair value of the identifiable net assets acquired. Impairment testing for goodwill assigned to the Company's sole reporting unit is performed annually on October 1 or more frequently if indicators of potential impairment exist. When the Company performs its impairment test, it first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If based on this assessment the Company determines it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then performing the two-step impairment test is necessary. The first step of the goodwill impairment test examines whether the carrying value of a reporting unit exceeds its fair value. If the carrying value of the reporting unit exceeds its fair value, the second step of the test requires the Company to then compare the implied fair value of that reporting unit's goodwill with the carrying value of its goodwill to determine the amount of impairment charge, if any. Fair value is based on market prices, when available, or the use of various valuation techniques.
Comprehensive Income (Loss) and Accumulated Other Comprehensive Income (Loss)
Comprehensive income (loss) includes the total of the Company's net income (loss) and all other changes in equity other than transactions with owners, including changes in equity for cumulative translation adjustments resulting from the consolidation of foreign subsidiaries as the financial statements of the subsidiaries are accounted for using the local currency as the functional currency. Effective January 1, 2012, the Company adopted ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05). As a result, the Company now presents a separate statement of comprehensive income (loss). The adoption of ASU 2011-05 did not affect the Company's consolidated results of operations, financial position, or liquidity.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

Revenue Recognition
The Company recognizes revenue principally from (i) Deals, (ii) Products and (iii) other service offerings.  Revenue is recognized when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. Any cash payments received from revenue transactions are recorded as deferred revenue until all of the criteria have been met. The Company's deferred revenue balances include amounts from all types of revenue sources. Deferred revenue was $0.1 million and $0.3 million as of December 31, 2012 and 2011, respectively, and is included in "Other current liabilities" in the accompanying consolidated balance sheets.
Deals
For Deals, the customer is the merchant. The revenue recognition criteria are met when the Company has fulfilled its obligations to the merchant typically by electronically delivering the voucher to the subscriber and providing the purchaser list to the merchant. Under certain Deals arrangements, the Company is obligated to (i) provide subscriber delivery information to the merchant or (ii) deliver the products to the subscriber on behalf of the merchant; in these situations the revenue recognition criteria are satisfied when the required obligations are met.  The Company's Deal merchants assume the contractual risks, which include providing the goods or service and the risk of unsold inventory. As such, all Deals transactions are recorded at the net commission amount, which is the amount charged to the subscriber less the amount to be paid to the merchant and any applicable taxes and net of estimated refunds.
Under certain Deals arrangements, the Company pays the merchant on a redemption model, whereby the merchant is paid based on vouchers redeemed as opposed to vouchers sold. If a subscriber does not redeem a voucher under these agreements, the Company retains the entire initial purchase value of the voucher including the amount that would have been payable to the merchant if the deal had been redeemed, to the extent permitted by local laws and regulations. The Company records revenue from unredeemed vouchers, less any applicable taxes, and derecognizes the related liability only when the Company is legally released from its obligation, which the Company deems to be the later of (i) the expiration of the paid and promotional value of the voucher and (ii) final payment to the merchant to the extent permitted by local law.
Products
For Products, the revenue recognition criteria are met when the goods are shipped and title passes to the subscriber, which is the customer in a Products arrangement. Product sales represent revenue from the gross selling price of products and related shipping fees, net of promotional discounts and returns allowances. The Company is the primary obligor in these transactions, is subject to inventory risk, and has latitude in establishing prices.
Other
The Company's Other revenues are derived primarily from advertising arrangements with third parties.  Revenue from advertising sales is recognized as advertising services are provided to the Company's customers.
Contra-revenue
The Company makes payments through arrangements with merchants. Payments to merchants are generally recorded as contra-revenue unless the Company receives in return a specifically identifiable benefit and the fair value of such benefit is determinable and measurable. If a benefit can be identified with a determinable and measurable fair value, the payment is recorded as marketing expense up to the fair value of the benefit.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

Subscriber Loyalty Programs
The Company's loyalty programs allow its subscribers to earn credits that can be redeemed for future purchases of Deals or Products. Subscriber credits are provided to existing subscribers for performing qualifying acts. A qualifying act is when a subscriber performs an action, such as providing the Company a new subscriber referral, and the subscriber is made aware of the credits prior to the performance of the action. Upon issuance of the subscriber credits following a qualifying act, the value of subscriber credits is allocated between marketing expense or contra-revenue, based upon an estimate of whether such credits will be used by a subscriber in a Deals or Products transaction. If credits are issued for a specific revenue transaction, the value of the subscriber credit is recorded consistent with the underlying revenue transaction. Unredeemed subscriber credits are recorded at the Company's ultimate cost of such credits in accrued liabilities. The cost of expired credits is reversed against the initial marketing expense or revenue amounts in the period of expiration.
The Company also issues promotional credits in subscriber acquisition and other marketing campaigns, where the recipient of the credits is not required to perform any qualifying acts. Upon redemption, the value of promotional credits is recorded as either marketing expense or contra-revenue, dependent upon how the underlying revenue transaction is recorded (Deals or Products, respectively).
Subscriber Refunds
At the time revenue is recorded, the Company records an accrual for estimated refunds primarily based on the Company's historical experience with refunds.  Refunds are recorded as a reduction of revenue.  The liability for refunds is adjusted as appropriate as actual refund activity occurs. The Company routinely evaluates its assumptions used to estimate its subscriber refund accrual based on developments in refund and expiration patterns, subscriber contract changes, and other factors.
Costs of Revenue
Costs of revenue consist primarily of editorial and production costs, which include payroll and benefit costs, including related stock-based compensation expense, email fees for delivering vouchers to subscribers, fees paid to credit card and other payment processors, shipping costs, commissions paid to delivery agents and distributor fees. The Company records these costs when incurred. In addition, when it becomes probable that a revenue contract will result in an overall loss, the expected loss is recognized as costs of revenue when such losses become evident.
Costs of Goods Sold
Costs of goods sold include the cost of Products sold to subscribers along with outbound shipping charges and allocated editorial and production costs. Editorial and production costs include payroll and benefit costs, including related stock-based compensation expense, email fees for delivering vouchers to subscribers, fees paid to credit card and other payment processors, shipping costs, commissions paid to delivery agents and distributor fees. The Company records these costs upon the sale of Products.
Marketing Expenses
Marketing expense consists primarily of subscriber acquisition costs. These include online marketing costs, such as sponsored search, advertising on social networking sites, email marketing campaigns, and subscriber loyalty programs, and to a lesser extent, offline marketing costs such as television, radio and print advertising. Marketing payroll and benefit costs, including related stock- based compensation expense, are also classified as marketing expense. The Company records these costs when incurred. For the year ended December 31, 2012 and the 2011 Period, advertising costs were $4.2 million and $3.1 million, respectively.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

Stock-Based Compensation
The Company uses its Parent's common stock for various forms of stock-based awards, including but not limited to stock options and restricted stock, to compensate its employees for future service. The Company accounts for stock-based compensation at fair value on the date of grant or modification, net of estimated forfeitures. The Company determines the fair value of stock options using the Black-Scholes option pricing model. The fair value of other stock-based awards is based on the valuation of the Company's common stock on the date of grant or modification (see Note 8). The fair value of an award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period.
Stock-based compensation is classified in the consolidated statements of operations in a manner consistent with the statements of operations' classification of the employee's salary and benefits, as follows:

(in thousands)	Year ended December 31, 2012	Period from date of inception through December 31, 2011

Marketing expenses	$1,187	$434
Selling, general and administrative	36,797	8,852
Stock-based compensation expense	37,984	9,286
Capitalized stock-based compensation	290	—
Stock-based compensation	$38,274	$9,286

Income Taxes
The Company accounts for income taxes using the asset and liability approach. This approach requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company also recognizes a tax benefit from uncertain tax positions only if it is "more likely than not" that the position is sustainable based on its technical merits. The Company's policy is to recognize interest and penalties on uncertain tax positions as a component of income tax expense.
Recent Accounting Pronouncements
In 2013, the Financial Accounting Standards Board ("FASB") issued new accounting guidance clarifying the accounting for the release of cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. This new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The Company does not anticipate that this adoption will have a significant impact on the Company’s financial position, results of operations or cash flows.
In 2013, FASB also issued new accounting guidance requiring disclosure of items reclassified from other comprehensive income (loss) to net income. This guidance is effective for periods beginning after December 15, 2012. The adoption of this standard did not have a significant impact on the Company’s financial position, results of operations or cash flows.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

3.    Business Combinations
On September 16, 2011, the Company acquired 100% of the outstanding capital stock of TicketMonster, a company incorporated under the laws of South Korea. TicketMonster has operations in South Korea and Malaysia. TicketMonster is primarily in the business of promoting discounted goods and services to its subscribers on behalf of its local merchant partners. The Company acquired TicketMonster principally for the purpose of extending the Deals business into South Korea and Malaysia and acquiring the leadership and human capital needed to develop and expand the business in those territories. The total purchase consideration consisted of the following:

(in thousands)	Non-Contingent	Contingent	Total
	Consideration	Consideration	Consideration

Shares granted (11,272)	$78,904	$—	$78,904
Cash paid at closing	26,113	—	26,113
Fair value of contingent consideration	—	3,619	3,619
Working capital adjustment	(1,643)	—	(1,643)
Total consideration	$103,374	$3,619	$106,993
The fair values as of September 16, 2011 of shares issued as a component of the consideration and the contingent consideration were determined using a valuation analysis prepared with the assistance of a third party. The contingent consideration was payable in cash based on various financial metrics achieved by TicketMonster during the period between the closing date and December 31, 2012, up to a total maximum payment of $45.0 million. Based on financial metrics achieved by TicketMonster through December 31, 2012, the Company has determined that no payments are required to be made pursuant to this arrangement.
In addition to the purchase consideration, the Company agreed to transfer 16.5 million shares of LivingSocial's common stock to TicketMonster's founders and employees as they vest based on continued employment over the three-year period after acquisition (see Note 12), along with up to $17.7 million in cash also subject to continued employment. The Company is expensing the value of the issuable shares and the deferred cash payment as compensation expense over the post- combination period. The Company recognized approximately $38.0 million and $9.3 million of expense related to the shares during 2012 and 2011, respectively. The Company recognized approximately $13.7 million and $4.0 million of expenses related to the deferred cash payments during 2012 and 2011, respectively, of which $2.4 million, net of withholding, was paid in 2012. As of December 31, 2012, the deferred cash payment balance of $15.3 million was presented as "Accrued expenses" on the consolidated balance sheet.
The Company accounted for its acquisition of TicketMonster by recording all tangible and intangible assets acquired and liabilities assumed at their respective fair values on the acquisition date, with the remaining unallocated purchase price recorded as goodwill. The fair value assigned to identifiable intangible assets acquired was determined using an income approach for trade names, subscriber relationships and merchant relationships and a cost approach for technology. The fair values were based on the Company's estimates, including estimates for the deferred income tax liabilities, and were prepared using the assistance of a third party. The Company recognized deferred income tax assets and liabilities for the tax effects of the differences between assigned book values and tax bases of assets acquired and liabilities assumed in the acquisition. As a result, the Company recorded a net deferred income tax liability of $14.3 million.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

The following represents the allocation of the purchase consideration:

($ in thousands)	Estimated	Estimated
	Fair Value	Useful Life

Accounts receivable	$2,655
Other current assets (including cash of $1,836)	3,147
Other non-current assets	5,186
Merchants payable	(20,611)
Accounts payable	(8,388)
Other current liabilities	(2,581)
Other liabilities	(1,039)
Deferred tax assets (liabilities)	(14,323)
Intangible assets:
Technology	600	1 year
Trade name	18,200	12 years
Subscriber relationships	53,900	6 years
Merchant relationships	21,700	1 year
Goodwill	48,547
Total consideration	$106,993
The goodwill of the acquired company is primarily related to expected sales growth from future product offerings and customers, together with certain intangible assets that do not qualify for separate recognition, including assembled workforce. None of the goodwill is deductible for tax purposes.
TicketMonster recognized approximately $76.8 million of revenue and $95.4 million of net losses in 2012 and approximately $12.2 million of revenue and $32.3 million of net losses from the acquisition date to December 31, 2011, which results are included in the accompanying consolidated financial statements. The Company expensed acquisition-related costs of approximately $1.0 million related to this acquisition in 2011.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

4.    Property and Equipment

(in thousands)	As of December 31,
	2012	2011
Computer equipment	$3,357	$1,395
Office furniture and equipment	1,269	579
Software	2,049	322
Leasehold improvements	1,304	915
Construction in progress	34	547
	8,013	3,758
Less: Accumulated depreciation and amortization	(2,831)	(526)
Total property and equipment, net	$5,182	$3,232

Depreciation and amortization expense related to property and equipment for the year ended December 31, 2012 and the 2011 Period was approximately $2.1 million and $0.3 million, respectively.
5.    Intangible Assets and Goodwill
Intangible Assets
The carrying amounts of definite lived intangible assets consist of the following:

(in thousands)	As of December 31, 2012

	Gross	Accumulated	Net
	Carrying Value	Amortization	Carrying Value
Subscriber relationships	$56,059	$(20,905)	$35,154
Merchant/customer relationships	22,569	(22,569)	—
Trade names	18,928	(2,038)	16,890
Technology	790	(789)	1
Non-compete agreements	824	(510)	314
Total other intangible assets	$99,170	$(46,811)	$52,359

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

(in thousands)	As of December 31, 2011

	Gross	Accumulated	Net
	Carrying Value	Amortization	Carrying Value
Subscriber relationships	$51,675	$(4,521)	$47,154
Merchant/customer relationships	20,804	(6,068)	14,736
Trade names	17,449	(424)	17,025
Technology	727	(210)	517
Non-compete agreements	759	(167)	592
Total other intangible assets	$91,414	$(11,390)	$80,024
Amortization expense for definite lived intangible assets was approximately $32.5 million and $11.6 million for the year ended December 31, 2012 and the 2011 Period, respectively. The weighted average remaining amortization period of intangible assets is 6.7 years as of December 31, 2012. Estimated future amortization expense with respect to definite lived intangible assets existing at December 31, 2012, by year and in the aggregate, is as follows:

(in thousands)

Fiscal Years	Amount
2013	$ 13,957
2014	9,986
2015	9,169
2016	6,336
2017	3,563
thereafter	9,348
$ 52,359
Goodwill
The carrying value of goodwill was $50.6 million and $46.6 million at December 31, 2012 and 2011 respectively. Given that a significant component of goodwill is related to the Company's expected future growth of its reporting units, the Company closely monitors the results and projections at each reporting unit.  If the long-term financial forecasts for these reporting units deteriorate and/or other indicators of impairment are present, the Company could be required to recognize impairment losses on the carrying value of the goodwill in future periods. The Company believes the fair value of its goodwill exceeds its carrying value at December 31, 2012 and 2011.
There were no goodwill impairment losses or measurement period adjustments during 2012 or 2011. The $4.0 million change in the carrying amount of goodwill during the year ended December 31, 2012 reflects the effect of changes in foreign currency exchange rates.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

6.    Accrued Expenses
The following summarizes the Company's accrued expenses as of December 31, 2012 and 2011:

(in thousands)	As of December 31,
	2012	2011
Loyalty programs	$1,584	$608
Refunds	3,005	179
Accrued compensation and benefits	22,927	3,295
Accrued professional fees and other	2,234	—
Total accrued expenses	$29,750	$4,082
7.    Related Parties - relationship with LivingSocial, Inc.
LivingSocial provides certain executive office and other administrative services to the Company and allocates the fair value of such services to the Company, when material, based on the business unit's pro rata share of revenue. For the year ended December 31, 2012 approximately $2.1 million was allocated for these services and none was allocated in 2011.
As of December 31, 2012 and 2011, the Company had intercompany loans with LivingSocial and its subsidiaries to support working capital requirements, with balances of approximately $21.9 million and $15.1 million, respectively. The loans have stated terms and conditions, including a stated interest rate equal to the one-year LIBOR rate plus 350 basis points compounded on a daily basis, and are expected to be collected and repaid, as appropriate, within one year. Approximately $0.3 million of interest was paid in 2012 and none was paid in the 2011 Period.
In connection with the Company's acquisition of TicketMonster in 2011, LivingSocial contributed 27.9 million shares of its common stock, with an estimated fair value of $195.0 million, to the Company to be used for both purchase consideration and post-acquisition compensation purposes. These shares have been reported in the Company's consolidated balance sheets as Investment in shares of Parent. In connection with the transfer of these shares and the acquisition of TicketMonster, the Company also entered into intercompany loans with LivingSocial in the amount of $167.4 million, which are reported in the Company's consolidated balance sheets as Share Capital. As a result of the final working capital adjustment, the Company repaid $0.6 million of this loan in 2012.
8.    Stock-Based Compensation
The Company uses LivingSocial common stock for various forms of stock-based awards, including but not limited to stock options and restricted stock, to compensate its employees and directors for future service.
Stock Options
Options generally become vested and exercisable over a period of four years. The term of the options is up to ten years. A summary of stock option activity during the year ended December 31, 2012 and the 2011 Period is presented below:

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at date of inception	—	—	—	—
Granted	86,999	$7.69
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2011	86,999	$7.69	9.83	$—
Granted	2,789,937	$0.35
Exercised	—	—
Forfeited	(40,400)	$3.98
Outstanding at December 31, 2012	2,836,536	$0.35	9.89	$—
Vested/Exercisable at December 31, 2012	32,905	$0.35	7.01	$—
Vested and Expected to Vest	2,729,337	$0.35	9.89	$—
During the year ended December 31, 2012 and the 2011 Period, the weighted average fair value of stock options granted was $0.21 and $3.28, respectively. Stock-based compensation during 2012 and 2011 was approximately $0.1 million and $0.02 million, respectively, from stock options.
As of December 31, 2012, unrecognized stock-based compensation, net of estimated forfeitures, relating to unvested stock options was approximately $0.6 million, which is scheduled to be recognized as stock-based compensation over a weighted-average period of 3.5 years.
The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock option grants. The determination of the fair value of stock-based compensation grants is affected by estimates of the fair value of LivingSocial's stock as well as assumptions regarding a number of variables, including stock price volatility, risk-free interest rate, and actual and projected stock option exercise behaviors. The Company estimated the fair value for these stock options at the grant date, using the following assumptions:

	2012	2011
Risk-free interest rate	0.88% - 1.56%	1.41% - 1.83%
Expected dividend yield	—	—
Expected volatility	40.4% - 46.9%	49.50%
Expected term (years)	6.25	6.25
LivingSocial does not anticipate paying dividends on common stock during the expected term of the grants; therefore, the dividend rate was assumed to be zero. Expected volatility is estimated by considering the historical volatility of similar publicly-traded companies for which share price information is available. The expected term represents the period of time the stock options are expected to be outstanding; the Company estimated the expected term using the "simplified method" as it does not have sufficient historical exercise data to provide a reasonable estimate.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

Restricted Stock
A summary of restricted stock activity during the year ended December 31, 2012 and for the 2011 Period is presented below:

	Shares of Restricted Stock	Weighted- Average Grant Date Fair Value
Outstanding at July 1, 2011	—	—
Granted in conjunction with TicketMonster acquisition	16,503,750	$7.00
Outstanding at December 31, 2011	16,503,750	$7.00
Forfeited	(46,391)	$7.00
Outstanding at December 31, 2012	16,457,359	$7.00
Stock-based compensation (including amounts capitalized) was $38.2 million and $9.3 million during 2012 and 2011, respectively, related to restricted stock.
As of December 31, 2012, there was $67.8 million of unrecognized stock-based compensation related to restricted stock, which is scheduled to be recognized as compensation over a weighted-average period of 1.7 years.
Common Stock Valuations
Given the lack of an active public market for the Parent's common stock, the Company determined the fair value per share of the common stock underlying the stock-based awards through contemporaneous valuations as authorized by the Parent's board of directors, third-party transactions in the Parent's stock, or management's best estimate of fair value based upon recent transactions and valuations.
9.    Fair Value
Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Short-term Financial Instruments
The inputs used in measuring the fair value of cash equivalents are considered to be Level 1 in accordance with the three-tier fair value hierarchy. The fair market values are based on quoted prices in active markets at period-end supplied by the various banks and brokers that held the majority of the Company’s funds.
Other Financial Instruments
The inputs used in measuring the fair value of contingent consideration related to the Company’s acquisition of TicketMonster are considered to be Level 3 in accordance with the hierarchy. The fair market value of the contingent consideration was approximately $3.6 million as of the acquisition date and was determined to be $0 as of December 31, 2011 with the change being reflected in net loss. The contingency expired on December 31, 2012 without payment.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

Other Instruments
The Company has no other financial instruments or nonfinancial assets or liabilities that are measured at fair value on a recurring basis.
Assets Measured at Fair Value on a Nonrecurring Basis
The Company measures its long-lived assets, including property and equipment, goodwill and other intangible assets, at fair value on a nonrecurring basis. These assets are recognized at fair value when they are deemed to be impaired.
10.    Income Taxes
Domestic (Korean) and foreign components of loss from continuing operations before income taxes are presented below:

(in thousands)	Year Ended December 31, 2012	Period from Date of Inception through December 31, 2011

Domestic loss before income taxes	$(101,658)	$(38,886)
Foreign loss before income taxes	(2,035)	(439)
Total loss before income taxes	$(103,693)	$(39,325)

The benefit from income taxes consists of the following:

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

(in thousands)	Year Ended December 31, 2012	Period from Date of Inception through December 31, 2011

Current income tax provision (benefit):
Domestic	$21	$177
Foreign	—	—
Total	21	177

Deferred income tax provision (benefit):
Domestic	(10,539)	(6,108)
Foreign	(506)	(80)
Total	(11,045)	(6,188)

Change in valuation allowance	2,750	256

Total benefit for income taxes	$(8,274)	$(5,755)
The difference between income taxes computed by applying the Korean statutory income tax rate to losses before income taxes and the benefit for income taxes is attributable to the following:

(in thousands)	Year Ended December 31, 2012	Period from Date of Inception through December 31, 2011

Expected tax provision at Korean statutory rate of 22% (2012) and 24.2% (2011)	$(22,812)	$(9,517)
Stock based compensation	8,504	2,247
Non-deductible employee bonus	3,036	970
Foreign taxes	(62)	(3)
Change in valuation allowance	2,750	256
Other	310	292
Total income tax benefit	$(8,274)	$(5,755)
Deferred income taxes reflect the net tax effects of differences between the bases of assets and liabilities for financial reporting and income tax purposes. The Company's deferred income tax assets and liabilities consisted of the following:

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

(in thousands)	As of December 31,
	2012	2011
Deferred tax assets:
Accruals and advances	$4,528	$1,825
Depreciation	13	—
Customer refunds and loyalty awards	566	129
Net operating loss carryforward	9,848	8,063
Other	372	10
Total deferred tax assets	$15,327	$10,027

Deferred tax liabilities:
Depreciation	$—	$(19)
Intangible assets	(11,472)	(17,451)
Other	(503)	(59)
Total deferred tax liabilities	$(11,975)	$(17,529)

Valuation allowance	(3,352)	(469)
Total deferred tax asset (liability), net	$—	$(7,971)
As of December 31, 2012, the Company had domestic net operating loss carry forwards of $43 million, which begin to expire in 2020, and foreign net operating loss carry forwards of $1.6 million, which never expire. The Company is required to establish a valuation allowance for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the projected future taxable income and tax planning strategies in making this assessment. In 2011 management believed that the future reversals of the TicketMonster deferred tax liability that relates to the intangibles with certain life, recorded as part of acquisition accounting, would be sufficient sources of income over the remaining net operating loss, or NOL, carryforward periods and established no valuation allowance against the deferred tax asset related to the TicketMonster NOL in 2011. However, a full valuation allowance was established against the NOL deferred tax assets of the TicketMonster subsidiaries. Based upon the level of historical taxable income and projections for future taxable income in the periods which the deferred tax assets are deductible, the Company has determined that a full valuation allowance against its net deferred tax assets is required as of December 31, 2012.
The Company is subject to income taxes in numerous jurisdictions. Significant judgment is required in evaluating the Company's tax positions and determining its provision for income taxes. The Company establishes liabilities for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These liabilities are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these liabilities in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of changes to the liability that is considered appropriate. The Company has identified no material uncertain tax positions as of December 31, 2012 and 2011.
The Company is subject to income tax audits in all jurisdictions for which it files tax returns. Tax audits by their very nature are often complex and can require several years to complete. Neither the Company nor any of its subsidiaries is currently under audit in any jurisdiction. Domestic tax audits for TicketMonster have been completed for the periods from 2010 through 2012. Domestic tax audits for the Company have been completed for the 2011 period.

LivingSocial Korea, Inc.
Notes to Consolidated Financial Statements
For the Year Ended December 31, 2012 and from Date of Inception (July 1, 2011) through December 31, 2011
_____________________________________________________________________________________

11.    Commitments and Contingencies
Operating Leases
The Company has entered into various non-cancelable operating lease agreements, primarily covering certain of its offices throughout the world, with original lease periods expiring between 2013 and 2014. Rent expense under these operating leases was $3.6 million and $0.9 million for the year ended December 31, 2012 and for the 2011 Period, respectively. Certain of these arrangements have renewal or expansion options and adjustments for market provisions, such as free or escalating base monthly rental payments. The Company recognizes rent expense under such arrangements on a straight-line basis over the initial term of the lease. The difference between the straight-line expense and the cash paid for rent has been recorded as deferred rent.
At December 31, 2012, future payments under operating leases (including rent escalation clauses but excluding proportionate share of operating expenses) were as follows:

(in thousands)	Operating Leases
Years Ending December 31,
2013	$1,144
2014	23
2015	—
2016	—
2017	—
$1,167
Contingencies
From time to time the Company and its subsidiaries are party to certain litigation or other legal proceedings arising in the ordinary course of business.  Because of the uncertainties inherent in litigation, the Company cannot predict the outcome of such litigation or other legal proceedings; however, the Company believes that none of these matters involve material losses that are probable or estimable at this time. Accordingly, the Company has not recorded an accrual for any possible losses in its consolidated financial statements.
12.    Subsequent Events
The Company has performed an evaluation of subsequent events through the date the accompanying consolidated financial statements were available and issued.
In November 2013, LivingSocial entered into a definitive agreement to sell the Company and certain of its subsidiaries to an affiliate of Groupon, Inc. for $260 million in cash and stock. The agreement is for at least $100 million in cash and up to $160 million in the Class A common stock of Groupon, Inc., with the final cash and stock allocation to be determined prior to close.
The transaction is expected to close in January 2014, subject to customary closing conditions. As part of the transaction, all shares of LivingSocial common stock that were to be earned by and distributed to TicketMonster employees pursuant to the Company's 2011 acquisition of TicketMonster will be distributed prior to closing, and all outstanding options to acquire the LivingSocial's common stock held by TicketMonster employees will terminate in accordance with their terms (generally upon closing for unvested options and three months after closing for vested options). Additionally, in conjunction with the transaction, LivingSocial will purchase from the Company 100% of its Malaysian subsidiary.